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                                                              EXHIBIT (a)(5)(iv)

To Participants in the CA 401(k) Profit Sharing Plan and Trust:

     Principal Life Insurance Company ("Principal Life") is the Directed Trustee of the Credit Acceptance Corporation 401(k) Profit Sharing Plan and Trust (the "Plan").

     Enclosed with this letter is an Offer to Purchase by Credit Acceptance Corporation ("CA") of up to 5,000,000 shares of its common stock, and documents related thereto. This tender offer will affect participants holding units of the CA Stock Fund in the Plan as of the close of business on March 13, 2006, the scheduled expiration date of the tender offer. The details of the tender offer are explained in the enclosed documents.

     THE INFORMATION IN THE ENCLOSED TENDER OFFER DOCUMENTS IS SENT TO YOU FOR YOUR INFORMATION ONLY. NO ACTION ON YOUR PART IS REQUIRED REGARDING THE OFFER TO TENDER SHARES HELD IN THE CA STOCK FUND. On March 13, 2006, the President of CA, as Plan administrator, will determine whether the publicly available last reported sale price of CA's common stock on March 10, 2006 (the last trading day before the expiration of the tender offer) at 4:00 p.m. New York City time is less than a price at which shares may be tendered, based on the terms set forth in the enclosed documents. If so, a tender will be deemed to be in the best interests of Plan participants and ALL shares of CA stock held in the Stock Fund will be tendered. Principal Life will be directed to tender the shares at the lowest incremental tender price that is greater than the March 10, 2006 closing price. If Principal Life is directed to tender the shares, the tender will be subject to the terms of the enclosed documents. If the publicly available last reported sale price of CA's common stock on March 10, 2006 at 4:00 p.m. is not less than a price at which shares may be tendered, no shares of CA stock held in the Stock Fund will be tendered.

     As a participant in the Plan, you may continue to trade in or out of the CA Stock Fund during the tender offer period, but YOU WILL NOT HAVE THE OPPORTUNITY TO DIRECT SHARES HELD IN THE CA STOCK FUND TO BE TENDERED IN THE OFFER.

                                          PRINCIPAL LIFE INSURANCE COMPANY,
                                          Trustee